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                                                              EXHIBIT 99.1


[logo]  NEWS RELEASE
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        WESCO International, Inc. / Suite 700, 225 West Station Square Drive /
        Pittsburgh, PA  15219

         WESCO INTERNATIONAL, INC. ANNOUNCES PURCHASE OF THE NET EQUITY VALUE OF STOCK OPTIONS FOR 2.9 MILLION SHARES OF ITS COMMON STOCK


              Contact: Stephen A. Van Oss, Chief Financial Officer
          WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
                            http://www.wescodist.com

Pittsburgh, PA, January 6, 2004 - WESCO International, Inc. [NYSE:WCC], a leading provider of electrical MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced that it has redeemed, in a privately negotiated transaction with 19 employees, the net equity value of stock options originally granted in 1994 and 1995, representing approximately 2.9 million shares or approximately 7% of its Common Stock outstanding.

James A. Stern, Chairman of the Compensation Committee of the Board of Directors, commented, "This accretive transaction, at a discount to current market, was preceded by the repurchase of 4.3 million shares of Common Stock in late November from an institutional holder. Additionally, we are pleased to be able to provide a liquidity event for long-term management personnel while protecting all shareholders from undue open market pressure on the Company's stock."

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WESCO International, Inc. [NYSE: WCC] is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation's largest provider of integrated supply services with 2002 annual product sales of approximately $3.3 billion. The Company employs approximately 5,400 people, maintains relationships with 24,000 suppliers, and serves more than 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates five fully automated distribution centers and 350 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.

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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as well as the Company's other reports filed with the Securities and Exchange Commission. WESCO's Internet address is: http://www.wescodist.com.